Exhibit 23.2

Consent of Independent Auditor

Desktop Metal, Inc.

Burlington, MA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the combined financial statements of EnvisionTEC Group, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Troy, Michigan
May 26, 2021